Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

James Moniz	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899

Intevac Announces Third Quarter 2021 Financial Results

Santa Clara, Calif.— November 1, 2021—Intevac, Inc. (Nasdaq: IVAC) today reported financial results for the quarter and nine months ended October 2, 2021.

“We are pleased to report Q3 financial results that were above forecast, and up sequentially from the second quarter, chiefly as a result of the continued acceleration of upgrade programs by our hard disk drive (HDD) customers,” commented Wendell Blonigan, president and chief executive officer. “We achieved improved operating results in the quarter, with a significant sequential increase in gross margin and continued control of expenses. In the third quarter, we completed our restructuring efforts in Thin-film Equipment (TFE) to enable reduced expense levels during this period of limited new system sales, while maintaining our ability to support the expected growth in our HDD business, and continue the technology development efforts in our TFE growth initiatives. To date in 2021, we have closely managed cash and maintained the strength of our balance sheet, achieving a net increase in total cash, restricted cash and investments since year-end 2020.

“We continue to achieve momentum in each of our businesses and expect a return to revenue growth in 2022. Our confidence in the growth ahead reflects solidifying plans by our HDD customers to expand media manufacturing capacity over the next several years, as well as the U.S. Military’s continued investment in Intevac Photonics as a key technology provider for their digital night vision programs. We recently announced a new $16 million IDIQ award for Apache Helicopter night vision cameras and support, and we are the only technology provider actively working on all three of the U.S. Army’s development programs focused on enhancing the night vision performance of the IVAS dismounted soldier platform.” Mr. Blonigan concluded, “We believe the revenue growth ahead in both HDD and Photonics will be further bolstered by opportunities in new TFE growth markets for the Company.”

($ Millions, except per share amounts)
	Q3 2021		Q3 2020
	GAAP Results	Non-GAAP Results	GAAP Results	Non-GAAP Results
Net Revenues	$14.8	$14.8	$21.6	$21.6
Operating Loss	$(4.0)	$(3.7)	$(0.1)	$(0.0)
Net Loss	$(4.2)	$(4.0)	$(0.4)	$(0.3)
Net Loss per Share	$(0.17)	$(0.16)	$(0.02)	$(0.01)

	Nine Months Ended October 2, 2021		Nine Months Ended September 26, 2020
	GAAP Results	Non-GAAP Results	GAAP Results	Non-GAAP Results
Net Revenues	$44.8	$44.8	$69.2	$69.2
Operating Income (Loss)	$(16.8)	$(16.5)	$0.9	$1.0
Net Income (Loss)	$(16.9)	$(16.5)	$(0.1)	$0.0
Net Income (Loss) per Share	$(0.69)	$(0.68)	$(0.00)	$0.00

Intevac’s non-GAAP adjusted results exclude the impact, where applicable, of restructuring charges. A reconciliation of the GAAP and non-GAAP adjusted results is provided in the financial table included in this release. See also “Use of Non-GAAP Financial Measures” section.

Third Quarter 2021 Summary

The net loss for the quarter was $4.2 million, or $0.17 per diluted share, compared to a net loss of $357,000, or $0.02 per diluted share, in the third quarter of 2020. The non-GAAP net loss was $4.0 million, or $0.16 per diluted share, compared to a non-GAAP net loss of $254,000, or $0.01 per diluted share, for the third quarter of 2020.

Revenues were $14.8 million, including $8.0 million of TFE revenues and $6.8 million of Photonics revenues. TFE revenues consisted of upgrades, spares and service. Photonics revenues included $3.1 million of research and development contracts and $3.7 million of product sales. In the third quarter of 2020, revenues were $21.6 million, of which $9.4 million in TFE revenues consisted of upgrades, spares and service, and $12.2 million in Photonics revenues consisted of $6.5 million of research and development contracts and $5.7 million of product sales.

TFE gross margin was 41.9% compared to 43.5% in the third quarter of 2020 and 18.7% in the second quarter of 2021. The improvement compared to the second quarter of 2021 reflected higher revenues and more favorable product mix. Photonics gross margin was 32.0% compared to 42.8% in the third quarter of 2020 and 24.9% in the second quarter of 2021. The improvement compared to the second quarter of 2021 reflected higher margins on product sales. Consolidated gross margin was 37.4%, compared to 43.1% in the third quarter of 2020 and 22.5% in the second quarter of 2021.

R&D and SG&A expenses were $9.5 million, compared to $9.4 million in the third quarter of 2020 and $9.4 million in the second quarter of 2021.

Order backlog totaled $44.9 million on October 2, 2021, compared to $51.7 million on July 3, 2021 and $63.3 million on September 26, 2020. Backlog at October 2, 2021, July 3, 2021 and September 26, 2020 did not include any 200 Lean HDD systems.

The Company ended the quarter with $51.4 million of total cash, restricted cash and investments and $89.6 million in tangible book value.

First Nine Months 2021 Summary

The net loss was $16.9 million, or $0.69 per diluted share, compared to a net loss of $57,000, or $0.00 per diluted share, for the first nine months of 2020. The non-GAAP net loss was $16.5 million or $0.68 per diluted share, compared to non-GAAP net income of $46,000 or $0.00 per diluted share, for the first nine months of 2020.

Revenues were $44.8 million, including $22.6 million of TFE revenues and $22.2 million of Photonics revenues, compared to revenues of $69.2 million, which included $33.9 million of TFE revenues and $35.3 million of Photonics revenues, for the first nine months of 2020.

TFE gross margin was 28.7%, compared to 40.2% in the first nine months of 2020, primarily due to lower revenues which affected factory utilization. Photonics gross margin was 23.4% compared to 43.2% in the first nine months of 2020 due to lower revenue levels, as well as higher costs related to completing the integration of our camera into the IVAS platform. Consolidated gross margin was 26.1%, compared to 41.7% in the first nine months of 2020.

R&D and SG&A expenses were $28.5 million compared to $28.0 million in the first nine months of 2020.

Use of Non-GAAP Financial Measures

Intevac’s non-GAAP results exclude the impact, where applicable, of restructuring charges. A reconciliation of the GAAP and non-GAAP results is provided in the financial tables included in this release.

Management uses non-GAAP results to evaluate the Company’s operating and financial performance in light of business objectives and for planning purposes. These measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. Intevac believes these measures enhance investors’ ability to review the Company’s business from the same perspective as the Company’s management and facilitate comparisons of this period’s results with prior periods. The presentation of this additional information should not be considered a substitute for results prepared in accordance with GAAP.

Conference Call Information

The Company will discuss its financial results and outlook in a conference call today at 1:30 p.m. PDT (4:30 p.m. EDT). To participate in the teleconference, please call toll-free (877) 407-0989 prior to the start time, and reference meeting number 13723665. For international callers, the dial-in number is +1 (201) 389-0921. A live and archived webcast of the call will also be available on the Company’s investor relations website at https://ir.intevac.com: https://www.webcast-eqs.com/intevac11012021/en .

About Intevac

Intevac was founded in 1991 and has two businesses: Thin-film Equipment and Photonics.

In our Thin-film Equipment business, we are a leader in the design and development of high-productivity, thin-film processing systems. Our production-proven platforms are designed for high-volume manufacturing of substrates with precise thin film properties, such as the hard drive media, display cover panel, solar photovoltaic, and advanced semiconductor packaging markets we serve currently.

In our Photonics business, we are a recognized leading developer of advanced high-sensitivity digital sensors, cameras and systems that primarily serve the defense industry. We are the provider of integrated digital imaging systems for most U.S. military night vision programs.

For more information call 408-986-9888, or visit the Company’s website at www.intevac.com.

200 Lean®, INTEVAC MATRIX®, INTEVAC VERTEX®, ENERGi®, VERTEX Marathon®, and VERTEX Spectra® are registered trademarks of Intevac, Inc.

Safe Harbor Statement

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to: impacts related to the COVID-19 global pandemic, customer adoption of our products, future revenue growth potential, and the future financial performance of Intevac. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the Company’s expectations. These risks include, but are not limited to: global economic impacts of COVID-19 including delays in customer evaluations, supply chain constraints and disruptions related to COVID-19, technology risk, challenges achieving customer adoption and revenue growth in Thin-film Equipment markets, and delays in Photonics programs, each of which could have a material impact on our business, our financial results, and the Company’s stock price. These risks and other factors are detailed in the Company’s periodic filings with the U.S. Securities and Exchange Commission.

INTEVAC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three months ended		Nine months ended
	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020
Net revenues
TFE	$7,998	$9,367	$22,605	$33,925
Photonics	6,795	12,198	22,242	35,323

Total net revenues	14,793	21,565	44,847	69,248
Gross profit	5,527	9,300	11,689	28,876
Gross margin
TFE	41.9%	43.5%	28.7%	40.2%
Photonics	32.0%	42.8%	23.4%	43.2%

Consolidated	37.4%	43.1%	26.1%	41.7%
Operating expenses
Research and development	3,743	3,603	11,262	10,594
Selling, general and administrative	5,752	5,845	17,208	17,426

Total operating expenses	9,495	9,448	28,470	28,020

Total operating income (loss)	(3,968)	(148)	(16,781)	856
Operating income (loss)
TFE	(1,841)	(1,661)	(10,148)	(4,366)
Photonics	(341)	3,032	(1,742)	9,480
Corporate	(1,786)	(1,519)	(4,891)	(4,258)

Total operating income (loss)	(3,968)	(148)	(16,781)	856
Interest income and other income (expense), net	25	8	75	212

Net income (loss) before provision for income taxes	(3,943)	(140)	(16,706)	1,068
Provision for income taxes	290	217	157	1,125

Net loss	$(4,233)	$(357)	$(16,863)	$(57)

Net loss per share
Basic and Diluted	$(0.17)	$(0.02)	$(0.69)	$(0.00)
Weighted average common shares outstanding
Basic and Diluted	24,522	23,771	24,265	23,605

INTEVAC, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except par value)

	October 2, 2021	January 2, 2021
	(Unaudited)	(see Note)
ASSETS
Current assets
Cash, cash equivalents and short-term investments	$44,833	$44,180
Accounts receivable, net	13,470	28,646
Inventories	22,453	21,689
Prepaid expenses and other current assets	1,981	1,893

Total current assets	82,737	96,408
Long-term investments	5,825	5,388
Restricted cash	786	787
Property, plant and equipment, net	9,209	11,004
Operating lease right-of-use assets	6,382	8,165
Deferred income tax and other long-term assets	5,554	5,486

Total assets	$110,493	$127,238

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current operating lease liabilities	$3,047	$2,853
Accounts payable	4,659	4,259
Accrued payroll and related liabilities	5,657	7,679
Other accrued liabilities	2,649	3,631

Total current liabilities	16,012	18,422
Non-current liabilities
Non-current operating lease liabilities	4,476	6,803
Other long-term liabilities	450	457

Total non-current liabilities	4,926	7,260
Stockholders’ equity
Common stock ($0.001 par value)	25	24
Additional paid-in capital	198,117	193,173
Treasury stock, at cost	(29,551)	(29,551)
Accumulated other comprehensive income	557	640
Accumulated deficit	(79,593)	(62,730)

Total stockholders’ equity	89,555	101,556

Total liabilities and stockholders’ equity	$110,493	$127,238

Note: Amounts as of January 2, 2021 are derived from the January 2, 2021 audited consolidated financial statements.

INTEVAC, INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(Unaudited, in thousands, except per share amounts)

	Three months ended		Nine months ended
	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020
Non-GAAP Income (Loss) from Operations
Reported operating income (loss) (GAAP basis)	$(3,968)	$(148)	$(16,781)	$856
Restructuring charges[1]	276	103	319	103

Non-GAAP Operating Income (Loss)	$(3,692)	$(45)	$(16,462)	$959

Non-GAAP Net Income (Loss)
Reported net loss (GAAP basis)	$(4,233)	$(357)	$(16,863)	$(57)
Restructuring charges[1]	276	103	319	103
Income tax effect of non-GAAP adjustments[2]	—	—	—	—

Non-GAAP Net Income (Loss)	$(3,957)	$(254)	$(16,544)	$46

Non-GAAP Net Income (Loss) Per Diluted Share
Reported net loss per diluted share (GAAP basis)	$(0.17)	$(0.02)	$(0.69)	$(0.00)

Restructuring charges[1]	$0.01	$0.00	$0.01	$0.00

Non-GAAP Net Income (Loss) Per Diluted Share	$(0.16)	$(0.01)	$(0.68)	$0.00

Weighted average number of basic shares	24,522	23,771	24,265	23,605
Weighted average number of diluted shares	24,522	23,771	24,265	24,049

[1]	Results for all periods presented include severance and other employee-related costs related to a restructuring program.
[2]

The amount represents the estimated income tax effect of the non-GAAP adjustments. The Company calculated the tax effect of non-GAAP adjustments by applying an applicable estimated jurisdictional tax rate to each specific non-GAAP item.